EXHIBIT 10.1

SUPPLY AGREEMENT

THIS SUPPLY AGREEMENT (the “Agreement”) is made effective as of this 9th day of November, 2004, by and between MPAV Acquisition LLC (to be renamed Putnam Plastics Company LLC), having its principal place of business at 130 Louisa Viens Drive, Dayville, Connecticut 06241 (“Customer”), and Foster Corporation, having its principal place of business at 45 Ridge Road, Putnam, Connecticut 06260 (“Supplier”).

Recitals:

A. Customer manufacturers biomedical materials and plastics compounds.

B. Customer desires to obtain, and Supplier desires to manufacture for and make available to Customer, plastic compounds (the “Products”).

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, the parties agree as follows:

Article I.

Manufacture, Purchase and Supply of Products; Terms; Acceptance

1.1 Supply Agreement. Supplier shall supply the Products on the terms and conditions set forth in this Agreement. During the term of this Agreement, Customer shall be permitted, but not required, to purchase the Products from Supplier.

1.2 Purchase Orders. Customer submit issue purchase orders to Supplier for the Products as desired. Each order placed by Customer for Products during the term of this Agreement (“Purchase Order”) shall be subject to the terms and conditions set forth in this Agreement, including Supplier’s Standard Terms and Conditions set forth on Exhibit A hereto, and shall constitute a binding agreement by Supplier to sell said Products to Customer on the terms set forth herein. In the event of modifications by Customer to a Purchase Order after its original submission to Supplier, Supplier shall use reasonable efforts to satisfy Customer’s revised volume and/or timing requirements. If there is any conflict between the terms of this Agreement and Supplier’s Standard Terms and Conditions, the terms of this Agreement shall control.

1.3 Price. The price to be paid by Customer for the Products purchased hereunder shall be “most favored nation” pricing for customers of the Supplier purchasing quantities of Products similar to those being purchased by Customer, meaning that Customer shall be entitled to the lowest price for each Product that the Product is then made available by Supplier to such other parties that purchase such Product in quantities similar to those being purchased by Customer. The most favored nation price for each of Supplier’s products on the date hereof is set forth on Exhibit B hereto. Supplier may amend and supplement said Exhibit B by sending a copy of a revised Exhibit B to Customer from time to time as the most favored nation price for any or more Products is changed; provided, however, that no price increases shall be effective for orders placed prior to, or within (7) days of, Customer’s receipt of said revised Schedule B.

1.4 Payment Terms. Supplier shall submit invoices upon shipment of the Products, and Customer shall pay such invoices in full within 45 days after the later of: (a) acceptance of the Products, or (b) receipt of the related invoices, unless Customer disputes the invoice.

1.5 Shipping. Supplier shall ship all Products according to Customer’s shipping instructions, FOB Supplier’s Dayville, Connecticut location, with title to the Products and risk of loss and damage passing to Customer upon delivery of the Products. Supplier shall pack all Products suitably for shipment according to the common carrier’s requirements and in such manner as to secure lowest transportation cost and to protect against damage during transport. Supplier shall manufacture, store and transport all Products consistently with the applicable requirements to ensure the quality of the Products, including, without limitation, all requirements relating to storage, handling, temperature, humidity controls, etc. Supplier shall provide a customary material certificate to Customer with each shipment of Products.

1.6 Acceptance. Prior to acceptance upon receipt, Customer may inspect Products at its facility. Products will be deemed accepted by Customer unless Customer notifies Supplier in writing that such Products have been rejected within ten (10) business days of its delivery to Customer. Customer may return non-conforming Products to Supplier for credit, refund of purchase price or replacement at Customer’s option. Supplier shall bear all costs (including shipping) and risk of loss for such returned Products provided that Supplier has given Customer written authorization to return such Products, which authorization shall not be unreasonably withheld. Products shall be deemed non-conforming if Customer (i) determines in its reasonable judgment, after inspection, that they fail to materially comply with the relevant product specifications and (ii) timely furnishes Supplier with a written report specifying such non-conformity. All Products returned to Supplier for replacement shall be replaced by Supplier and shipped to Customer at Supplier’s expense within ten (10) business days of Supplier’s receipt of notice from Customer concerning the non-conforming Products.

Article II.

Representations and Warranties; Additional Covenants; Limitation of Warranty; Limitation of Liabilities

2.1 Of Supplier. Supplier represents and warrants that the Products that are delivered to Customer hereunder shall:

(a) conform in all respects with the requirements of this Agreement, including the then current specifications for such Product, and the applicable Purchase Order;

(b) not infringe the patent claims or trade secrets of any person and Supplier shall indemnify and defend Customer and its affiliates against all such infringement claims, demands, actions, losses, damages, fines, penalties, costs and expenses (including attorneys’ fees); and

(c) be free and clear of all liens and encumbrances, or other defects in title.

The foregoing representations and warranties shall survive inspection, delivery and payment for the Products, and shall be for the benefit of Customer and its customers.

2.2 Other Representations and Warranties. Each of the parties hereby represents and warrants to the other that: (a) it has full power and authority required to enter into, execute and deliver this Agreement, to carry out its obligations hereunder and to perform the transactions contemplated; (b) this Agreement has been duly executed and delivered by, is the valid and binding obligation of, and is enforceable against, such party in accordance with its terms; and (c) the execution, delivery and performance of this Agreement by such party does not conflict with or violate any other agreement to which it is a party or by which it is bound, or any applicable law to which it is bound or subject.

2.3 Use of Name. Neither party shall, without the prior written consent of the other party, use in advertising, publicity, or otherwise, the name, trademark, logo, symbol, or other image of the other party including without limitation, any of such relating to Customer or any affiliate of Customer.

2.4 Warranty and Liability Limitation. OTHER THAN THE EXPRESS WARRANTIES MADE IN ARTICLE II AND ELSEWHERE IN THIS AGREEMENT SUPPLIER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, BY OPERATION OF LAW OR OTHERWISE, AS TO THE MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE GOODS SOLD HEREUNDER. CUSTOMER ACKNOWLEDGES THAT IT ALONE HAS DETERMINED THAT THE GOODS PURCHASED HEREUNDER WILL SUITABLY MEET THE REQUIREMENT OF THEIR INTENDED USE.

Article III.

Indemnification

3.1 Indemnification by Supplier. Supplier shall indemnify, defend and hold harmless, Customer and its affiliated entities (including subsidiaries), and Customer’s and such entities’ respective officers, directors, agents, insurers, employees, stockholders, and customers, from and against all claims, suits, liability and expense (including but not limited to reasonable attorneys’ fees) (each a “Liability”), whether or not such Liability is stated as a product liability claim, a strict liability claim or other similar claim, that is caused by or based upon any: (a) breach by Supplier of any of the representations or warranties in Article II, including, without limitation, any Liability based upon any alleged defect in Products resulting from Supplier’s failure to meet the specifications or QA standards for such Product; (b) material breach by Supplier of any other provision of this Agreement; or (c) the negligence, misconduct, or violation of any applicable law, rule or regulation by Supplier or any of its affiliates in the performance of Supplier’s obligations under this Agreement; provided, however, that Customer shall: (i) give Supplier prompt notice of any such Liabilities; (ii) give Supplier all information in its possession relating to such Liabilities; (iii) permit Supplier to defend the same through its counsel; and (iv) give its authorization for and (at Supplier’s cost) assistance in such defense.

3.2 Indemnification by Customer. Customer shall indemnify, defend and hold harmless Supplier and its affiliated entities (including subsidiaries), and Supplier’s and such entities’ respective officers, directors, agents, insurers, employees, and shareholders (“Supplier Indemnities”) from and against all Liabilities relating to any product manufactured or sold by Customer that incorporates Products to the extent such Liabilities are based upon allegations of personal injuries, death, or property damages or loss proximately caused by the use of a product manufactured or sold by Customer, whether such Liability is stated as a product liability claim, a strict liability claim or other similar claim; provided, however, that:

A. Supplier shall: (i) give Customer prompt notice of any such Liabilities; (ii) give Customer the right to assume full and sole control of the defense or settlement of the same through Customer’s counsel; (iii) give Customer all information in its possession relating to such Liabilities; (iv) give its authorization for and assistance (at Customer’s cost) in such defense; and (v) give Customer the right to approve any settlement, which approval shall not be unreasonably withheld;

B. Customer shall not, however, indemnify, defend or hold harmless the Supplier Indemnities for any matter which would give rise to a claim by Customer for indemnity from Supplier under Section 3.1; and

C. Customer shall have sole and unqualified discretion to select attorneys to defend any Liability which is the subject of Customer’s obligations hereunder, and notwithstanding anything contained herein to the contrary, Customer’s Liability for attorney fees will only apply to Customer-selected attorneys.

Article IV.

Term and Termination

4.1 Term. The term (the “Term”) of this Agreement shall commence on the date hereof and end as of November 8, 2009.

Article V.

Miscellaneous

5.1 Independent Contractors. The parties hereto are independent contractors and nothing contained in this Agreement shall be deemed to create the relationship of employment, partnership, joint venture or any association or relationship between the parties other than that of supplier and buyer.

5.2 Entire Agreement; Amendments. The terms of this Agreement shall constitute the entire agreement between the parties as to each and all manufacturing and sales of Products. No additional or different terms set forth in correspondence concerning such manufacturing and sales, including Purchase Orders, shall be of any force or effect. All exhibits attached to this Agreement, and the Specifications and other documentation referenced herein, are hereby incorporated by reference in this Agreement and made a part hereof. This Agreement may be amended only by a writing signed by both parties. This Agreement is intended to be for the benefit of Customer and its subsidiaries and affiliates.

5.3 Governing Law; Severability. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Connecticut (without reference to principles of conflicts of laws). If any provision of this Agreement is determined to be unenforceable or prohibited by applicable law, such provision shall be ineffective only to the extent of such unenforceability or prohibition, without invalidating the remaining provision of this Agreement, as long as the general intent of the Agreement remains capable of being effected.

5.4 Assignment; Subcontracting. Neither party shall assign this Agreement, whether voluntarily or involuntarily, without the prior written consent of the other, except that Customer may assign this Agreement to one of its subsidiaries or affiliates or to the purchaser of all or substantially all of its assets. This Agreement shall be binding on the permitted successors and assigns, and shall inure to the benefit of the permitted successor and assigns of the party hereto.

5.5 Notices. All notices, consents or approvals required or permitted hereby shall be deemed given only upon:

(a) transmission by telecopier, acknowledged by the recipient at the fax number indicated below;

(b) enclosure thereof in an adequately post-paid envelope, sent certified mail-return receipt; or

(c) sent via a nationally-recognized express delivery service that guarantees express delivery; and addressed to the party to be given notification a the address/facsimile number given below or such change of address/facsimile number as may be hereafter supplied in writing.

If to Customer: MPAV Acquisition LLC (to be renamed Putnam Plastics Company LLC) c/o Memry Corporation 3 Berkshire Boulevard Bethel, CT 06801 – USA Fax: (203) 798-6526	If to Supplier: Foster Corporation 45 Ridge Road Putnam, CT 06260 - USA Attn: Vice President – Operations Attn: Lawrence A. Acquarulo, Jr., President Fax: (860) 928-4226

With a copy to: Memry Corporation 3 Berkshire Boulevard Bethel, CT 06801 – USA Attn: Vice President and Chief Operating Officer Fax: (203) 798-6526

5.6 Survival. In any event, all obligations which are by their nature continuing shall survive the expiration and/or termination of this Agreement.

5.7 Compliance with Law. During the term of this Agreement, each of the parties agree to comply with all applicable laws, rules and regulations relating to the performance of the services contemplated by this Agreement and the performance of each party’s obligations hereunder.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the first date set forth above.

MPAV ACQUISITION LLC (to be renamed Putnam Plastics Company LLC)		FOSTER CORPORATION

By:	/s/ James G. Binch	By:	/s/ Lawrence Acquarulo Jr.

Print Name: James G. Binch		Print Name: Lawrence Acquarulo Jr.

Title:	President	Title:	CEO/President

Date:	November 9, 2004	Date:	November 5, 2004

EXHIBIT A

SUPPLIER’S STANDARD TERMS AND CONDITIONS

TERMS AND CONDITIONS OF SALE

Terms of Payment: Our terms are NET 30 DAYS unless otherwise specified on the invoice and agreed to in writing and signed. Accounts not paid for, in accordance with specific terms, may be charged interest at the rate of 1  1/2% per month, beginning 15 days past the due date.

Delivery: All stated delivery dates are estimated only and are made in good faith, but are not guaranteed. We are not responsible for delays in obtaining raw materials, emergencies, or any other cause beyond our immediate control.

Shipments: All shipments are F.O.B. Dayville, CT, including cost of Insurance, unless otherwise specifically agreed upon (in writing) in advance of shipment. Freight is to be Collect or PPD & ADD.

Taxes: The amount or amounts of sale, excise, use taxes, and other taxes or other governmental charges upon production, sale, and/or shipments of the goods sold hereunder, now imposed by any government authority or hereafter becoming effective, shall be paid by the purchaser, to the proper authority.

Purchase Orders: Any terms or conditions of any customer’s order (or other document), which are in addition to or inconsistent with our company’s terms and conditions, hereof, shall not be binding on our company and shall not apply to sale.

Changes in Order: Changes, arrangements, or understanding not in writing shall not be binding on our company and shall not apply to sale.

Conditional Pricing: Your order will be accepted and billed at the price quoted. Unit prices apply only to the specific quantity and delivery schedule quoted. Any variations in quantity specified and or rate or delivery may necessitate a revision in unit and price.

Errors in Price: Prices quoted shall be subject to correction for errors. Quotations not accepted within 30 days shall not apply to sale.

FOSTER CORPORATION

www.fostercomp.com • foster.corp@fostercomp.com

329 Lake Road • P.O. Box 997 • Dayville, Connecticut 06241 • (860) 774-3964 • FAX (860) 779-0805

Polymers & Specialty Compounds: custom thermoplastics, elastomers and blends

TERMS AND CONDITIONS OF SALE (continued)

Cancellation: An order may not be cancelled once material has been produced, unless the request to cancel is made more than 21 working days prior to the promise. No order may be cancelled, whether material has been produced or not, if the request to cancel is made less than 21 working days prior to the promise date. Customer may be responsible for purchasing raw material that cannot be returned.

Claims: All Claims for rejection must be made in writing within 30 days from date of receipt of material; otherwise, the claim will not be allowed. All claims must specify our applicable invoice number, date, and Foster Lot number. No goods may be returned without our written permission and authorization number. No product coming back is to be express shipped. Product must be returned by standard shipping. (Under absolutely no circumstances, shall we be libel for consequential damages). Absolutely no returns will be accepted back at Foster without a Return Authorization Number.

Notification: Routing may be selected by customer and billed ppd. & add or collect. Due to weight or size limitations, the routing may be changed. The customer will be notified, before shipment, of any changes in routing.

Payments: If, in the judgement of the company, the financial condition of the purchaser at any time does not justify continuance of production of shipment on the terms of payment specified, the company may require full or partial payment in advance. All shipments outside of the territorial limits of the United States of America, must have payment in U.S. funds in an U.S. bank.

Customer Property: Customer’s property retained in our plant is for the customer’s account and at the customer’s risk.

Equal Opportunity: We are an Equal Opportunity Employer.

FOSTER CORPORATION

www.fostercomp.com • foster.corp@fostercomp.com

329 Lake Road • P.O. Box 997 • Dayville, Connecticut 06241 • (860) 774-3964 • FAX (860) 779-0805

Polymers & Specialty Compounds: custom thermoplastics, elastomers and blends

EXHIBIT B

CURRENT PRICE LIST

PUTNAM PLASTICS STANDARD PRICE LIST (REVISION 10)

Effective August 15, 2004

Putnam Plastics Pricing

Natural Compounds: If the order is for 50 lbs.–use the 500 lb. price; if the order is for 200 lbs., 500 lbs., or 1000 lbs.–use the 1000 lb. price.

Colored Compounds: If the order is for 50 lbs.–use the 200 lb. price; if the order is for 200 lbs. –use the 500 lb. price, if the order is for 500 or 1000 lbs.–use the 1000 lb. price.

Color Matching

$400.00 per color match if formula includes Bismuth or Tungsten.

$300.00 per color match for most other formulations.

Underwater Pelletized Material

500 lb. minimum - no charge

Less than 500 lbs. - $600.00 set-up charge per order (Minimum order 200 lbs.)

Virgin Pebax

GRADE	<528 lbs	528 to 1834 lbs	1980 to 9900 lbs
7033	13.60	9.40	9.05
7233	13.60	9.40	9.05
6333	13.39	9.20	8.85
5533	13.06	8.86	8.54
4033	12.71	8.62	8.22
9533	12.59	8.45	8.11
2533	12.59	8.45	8.11

Melt-filtered Pebax and unfilled Pebax (all grades)

	50 lbs	200 lbs	500 lbs	1000 lbs	2000 lbs
	18.33	16.87	16.29	16.18	15.84
Custom color (add to price)	1.75	1.25	1.00	0.75	0.50

Pebax (all grades) with Barium Sulfate

BaSo4%	50 lbs	200 lbs	500 lbs	1000 lbs	2000 lbs
50% or less	18.24	16.76	16.18	16.08	15.70
51% or more	19.25	17.79	17.20	17.10	16.72
Custom Color (add to price)	1.75	1.25	1.00	0.75	0.50

Pebax (all grades) with Bismuth Subcarbonate/Bismuth Trioxide

Bissub %	50 lbs	200 lbs	500 lbs	1000 lbs	2000 lbs
10%	23.44	22.90	21.84	20.76	20.40
15%	26.09	25.48	24.29	23.13	22.76
17.50%	27.42	26.76	24.92	23.76	23.60
20%	28.76	28.05	26.72	25.49	25.13
23%	30.07	29.09	27.96	26.60	26.23
25%	31.38	30.08	29.17	27.70	27.33
30%	34.01	32.12	31.62	28.88	29.54
33%	35.33	33.67	32.84	31.08	30.72
35%	36.65	35.23	34.05	32.26	31.91
40%	39.29	38.35	36.50	34.63	34.26
50%	42.82	41.88	38.84	38.17	37.80
55%	44.59	43.66	41.81	39.94	39.56
60%	46.36	45.42	43.59	41.71	41.35
65%	48.13	47.20	45.36	43.47	43.11
70%	49.91	46.07	45.50	44.92	44.55
75%	51.68	47.85	47.27	46.69	46.33
78%	52.74	48.91	48.33	47.75	47.39
80%	53.46	49.61	49.04	48.46	48.09
Custom color (add to price)	1.75	1.25	1.00	0.75	0.50

EVA with Bismuth Subcarbonate

Bissub %	50 lbs	200 lbs	500 lbs	1000 lbs
30%	27.30	25.47	24.99	23.34
Custom Color (add to price)	1.75	1.25	1.00	0.75

Custom Colored Pollethane (price Includes color upcharge)

50 lbs	200 lbs	500 lbs	1000 lbs	2000 lbs
19.72	17.67	16.81	16.41	15.79

Pebax with Bismuth Oxychloride

Bisoxy %	50 lbs	200 lbs	500 lbs	1000 lbs	2000 lbs
7%	21.20	20.60	20.00	19.53	19.17
10%	23.54	22.94	22.34	21.86	21.51
13.50%	25.87	25.26	24.74	24.21	23.85
15%	28.21	27.55	26.95	26.54	26.19
16%	29.38	28.72	26.14	27.72	27.35
20%	32.89	32.17	31.56	31.23	30.86
25%	37.60	36.78	36.21	35.98	35.64
30%	42.29	41.38	40.87	40.75	40.38
35%	46.05	43.62	43.06	42.70	42.35
40%	49.80	45.85	45.27	44.67	44.30
50%	53.92	49.97	49.36	48.77	48.42
55%	55.65	51.58	51.12	50.52	50.17
60%	57.40	53.18	52.87	52.28	51.91
65%	59.76	55.81	55.22	54.62	54.26
Custom Color (add to price)	1.75	1.25	1.00	0.75	0.50

Polyurethane (Pellethane, Texin, Estane Isoplast) with Barium Sulfate

BaSo4%	50 lbs	200 lbs	500 lbs	1000 lbs
50% or less	17.55	16.50	16.03	15.46
51% or more	18.70	17.65	17.19	16.61
Custom color (add to price)	1.75	1.25	1.00	0.75

PVC with Bismuth Subcarbonate

Bissub %	50 lbs	200 lbs	500 lbs	1000 lbs	1500 lbs
10%	16.57	16.14	15.41	14.71	14.02
20%	19.27	18.54	17.79	17.12	16.41
25%	23.18	22.40	21.74	21.02	20.33
30%	27.09	26.24	25.64	24.94	24.24
Custom color (add to price)	1.75	1.25	1.00	0.75	0.50

PVC with Barium Sulfate

BaSo4%	50 lbs	200 lbs	500 lbs	1000 lbs	1500 lbs
10%	13.86	13.15	12.44	12.21	11.87
15%	14.31	13.61	12.92	12.68	12.33
20%	14.76	14.07	13.38	13.15	12.79
25%	15.23	14.53	13.84	13.61	13.25
30%	15.69	14.99	14.30	13.64	13.48
33%	15.92	15.23	14.53	14.07	13.71
35%	16.15	15.46	14.76	14.30	13.94
40%	16.61	15.92	15.23	14.76	14.41
Custom color (add to price)	1.75	1.25	1.00	0.75	0.50

Polyethylene & Petrothene with Bismuth Subcarbonate/Bismuth Trioxide

Blssub%	50 lbs	200 lbs	500 lbs	1000 lbs	2000 lbs
10%	14.75	12.64	12.04	11.74	11.43
15%	17.02	15.24	14.78	14.49	14.18
18%	18.13	16.53	16.16	15.87	15.56
20%	19.26	17.82	17.51	17.21	16.92
25%	22.27	20.96	20.65	20.35	20.06
30%	25.28	24.08	23.78	23.47	23.17
40%	27.70	26.48	26.19	25.88	25.59
50%	30.10	28.90	28.60	28.29	27.99
Custom color (add to price)	1.75	1.25	1.00	0.75	0.50

Polyethylene & Petrothene with Barium Sulfate

BaSo4%	50 lbs	200 lbs	500 lbs	1000 lbs	2000 lbs
5%	9.11	8.75	8.23	7.59	7.36
10%	9.21	8.84	8.32	7.68	7.44
12%	9.28	8.89	8.39	7.76	7.53
15%	9.39	9.00	8.49	7.85	7.62
17.50%	9.46	9.07	8.57	7.93	7.70
20%	9.54	9.19	8.65	8.02	7.79
25%	9.85	9.45	8.94	8.30	8.06
30%	10.08	9.70	9.19	8.55	8.32
40%	10.77	10.40	9.88	9.24	9.01
50%	11.63	11.27	10.74	10.11	9.88
75%	13.08	12.72	12.19	11.55	11.32
Custom color (add to price)	1.75	1.25	1.00	0.75	0.50

Tungsten/Pebax - 25 lb minimum

Tungsten Level Wt. % Filled	Price
10%	34.79
20%	40.75
30%	43.42
40%	46.36
50%	48.10
55%	48.54
60%	48.97
66%	49.37
67%	49.57
70%	49.78
72%	50.77
73%	51.32
74%	52.09
75%	50.17
76%	53.26
80%	55.57
85%	58.46
88%	61.35
90%	63.96
92%	67.16
95%	70.46
Custom color (add to price)	1.75